Exhibit 3.1

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A CORPORATION

Pursuant to Title 8, Section 265 of the Delaware General Corporation Law, the undersigned, on behalf of MagnaChip Semiconductor LLC, a Delaware limited liability company, executed the following Certificate of Conversion:

1.	The date on which MagnaChip Semiconductor LLC, a Delaware limited liability company, was first formed is November 26, 2003 under the name System Semiconductor Holding LLC.

2.	The jurisdiction in which MagnaChip Semiconductor LLC was first formed is the state of Delaware.

3.	The jurisdiction immediately prior to the filing of this Certificate of Conversion is the state of Delaware.

4.	MagnaChip Semiconductor LLC is the name of the limited liability company immediately prior to the filing of this Certificate of Conversion.

5.	MagnaChip Semiconductor Corporation is the name of the corporation as set forth in its Certificate of Incorporation filed in accordance with Section 265(b)(2) of the Delaware General Corporation Law.

6.	The Conversion effectuated hereby shall be effective at 12:30 p.m. Eastern Time on March 10, 2011.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company have executed this Certificate on this 8th day of March, 2011.

MagnaChip Semiconductor LLC

/s/ John McFarland
By: John McFarland
Title: Senior Vice President, General Counsel and Secretary